Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – July 20, 2021

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2021 Results:

●	Achieved significant milestone of $1.0 billion in total assets for the first time in Company history

●	Net earnings of $2.3 million, compared to $1.7 million for Q2 2020

●	Earnings per share of $0.65 per share, compared to $0.47 per share for Q2 2020

●	Negative provision for loan losses of $600 thousand, compared to a provision for loan losses of $450 thousand for Q2 2020

●	Allowance for loan losses to total loans of 1.12% or 1.17% excluding PPP loans

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.3 million, or $0.65 per share, for the second quarter of 2021, compared to $1.7 million, or $0.47 per share, for the second quarter of 2020. Net earnings for the first six months of 2021 were $4.3 million, or $1.21 per share, compared to $3.5 million, or $0.97 per share, for the first six months of 2020.

“The Company’s second quarter results reflect improved net earnings, primarily due to a negative provision for loan losses. The low interest rate environment continues to present challenges for revenue growth, but we are encouraged by the improving economic factors in our markets as a result of a more open economy,” said Robert W. Dumas, Chairman, President, and CEO.

“With continued growth in deposits, we achieved another significant milestone during the quarter by surpassing $1.0 billion in total assets for the first time in Company history. This is an exciting time for our team and I would like to thank our customers for their loyalty and support throughout the years. We look forward to continuing this legacy of service to customers and community that has defined our 114 year history,” said Mr. Dumas.

Total revenue declined approximately 5% due to reduced net interest income and margin, reduced mortgage lending income, and approximately 1% lower outstanding loans compared to June 30, 2020.

Net interest income (tax-equivalent) was $6.1 million for the second quarter of 2021, a 2% decrease compared to $6.2 million for the second quarter of 2020. This decrease was primarily due to net interest margin compression resulting from the Federal Reserve’s interest rate reductions and bond purchases in response to COVID-19. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting deployment of increased deposits.

Net interest margin (tax-equivalent) decreased to 2.60% in the second quarter of 2021, compared to 2.95% for the second quarter of 2020, primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant increase in deposits from government stimulus and relief programs and customers’ increased savings.

At June 30, 2021, the Company’s allowance for loan losses was $5.1 million, or 1.12% of total loans, compared to $5.6 million, or 1.22% of total loans, at December 31, 2020, and $5.3 million, or 1.14% of total loans, at June 30, 2020. At June 30, 2021, the Company’s allowance for loan losses was 1.17% of total loans, excluding PPP loans.

The Company recorded a negative provision for loan losses during the second quarter of 2021 of $600 thousand, compared to a provision for loan losses of $450 thousand during the second quarter of 2020. The negative provision for loan losses was primarily related to improvements in economic conditions in our primary market area, and related improvements in our asset quality. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, loan growth, credit quality and the amount of net charge-offs.

COVID-19 Modifications

At June 30, 2021, we have granted loan payment deferrals or other loan modifications, primarily permitting interest only payments, totaling $32.3 million, or 7% of total loans, compared to $112.7 million, or 24% of total loans at June 30, 2020, the first quarterly period we began offering loan modifications to assist customers through the COVID-19 pandemic. Based on discussions with our borrowers, we expect these to further decline over the second half of 2021. The tables below provide information concerning the composition of these COVID-19 modifications as of June 30, 2021.

			Modification Types

(Dollars in thousands)	Balance	% of Portfolio Modified	Interest Only Payment	P&I Payments Deferred
Commercial and industrial	$740	—%	100%	—%
Commercial real estate	31,363	7	100	—
Residential real estate	242	—	—	100
Total	$32,345	7%	99%	1%

COVID-19 Modifications within Commercial Real Estate Segment

(Dollars in thousands)	Balance of Loans Modified	% of Total Loan Class
Hotel/motel	$26,391	49%
Multifamily	3,530	9
Restaurants	1,442	13

Noninterest income was $1.1 million for the second quarter of 2021, a 19% decrease compared to $1.4 million for the second quarter of 2020. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.3 million as refinance activity slowed in our primary market area.

Noninterest expense was $4.9 million for the second quarter of 2021 compared to $5.0 million for the second quarter of 2020. The decrease was primarily due to a reduction of $0.5 million in various expenses related to the redevelopment of the Company’s headquarters in downtown Auburn. This decrease was mostly offset by increases in salaries and benefits expense of $0.3 million and other noninterest expense of $0.2 million in the second quarter of 2021.

Income tax expense was $0.5 million for the second quarter of 2021 compared to $0.4 million for the second quarter of 2020, reflecting an increase in earnings before taxes. The Company’s effective tax rate for the second quarter of 2021 was 18.06%, compared to 17.93% in the second quarter of 2020.

The Company paid cash dividends of $0.26 per share in the second quarter of 2021, an increase of 2% from the same period in 2020. Our $0.8 million of share repurchases since June 30, 2020 resulted in 20,511 fewer outstanding common shares at June 30, 2021. At June 30, 2021, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2020 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)
Quarter ended June 30,	Six months ended June 30,

(Dollars in thousands, except per share amounts)	2021	2020	2021	2020

Results of Operations
Net interest income (a)	$6,093	$6,197	$12,150	$12,529
Less: tax-equivalent adjustment	118	127	238	247

Net interest income (GAAP)	5,975	6,070	11,912	12,282
Noninterest income	1,110	1,363	2,292	2,598

Total revenue	7,085	7,433	14,204	14,880
Provision for loan losses	(600)	450	(600)	850
Noninterest expense	4,895	4,959	9,585	9,815
Income tax expense	504	363	927	753

Net earnings	$2,286	$1,661	$4,292	$3,462

Per share data:
Basic and diluted net earnings:	$0.65	$0.47	$1.21	$0.97
Cash dividends declared	$0.26	$0.255	$0.52	$0.51
Weighted average shares outstanding:
Basic and diluted	3,554,871	3,566,166	3,560,552	3,566,156
Shares outstanding, at period end	3,545,855	3,566,176	3,545,855	3,566,176
Book value	$29.91	$29.53	$29.91	$29.53
Common stock price:
High	$38.90	$63.40	$48.00	$63.40
Low	34.50	36.81	34.50	24.11
Period-end:	35.46	57.09	35.46	57.09
To earnings ratio	15.22	x	24.29	x	15.22	x	24.29	x
To book value	119%	193%	119%	193%
Performance ratios:
Return on average equity (annualized)	8.74%	6.34%	8.04%	6.78%
Return on average assets (annualized)	0.91%	0.74%	0.86%	0.80%
Dividend payout ratio	40.00%	54.26%	42.98%	52.58%
Other financial data:
Net interest margin (a)	2.60%	2.95%	2.63%	3.09%
Effective income tax rate	18.06%	17.93%	17.76%	17.86%
Efficiency ratio (b)	67.96%	65.60%	66.37%	64.88%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$628	$678	$628	$678

Total nonperforming assets	$628	$678	$628	$678

Net (recoveries) charge-offs	$(25)	$9	$(89)	$(72)

Allowance for loan losses as a % of:
Loans	1.12%	1.14%	1.12%	1.14%
Nonperforming loans	813%	783%	813%	783%
Nonperforming assets as a % of:
Loans and other real estate owned	0.14%	0.15%	0.14%	0.15%
Total assets	0.06%	0.07%	0.06%	0.07%
Nonperforming loans as a % of total loans	0.14%	0.15%	0.14%	0.15%
Annualized net (recoveries) charge-offs as a % of average loans	(0.02)%	0.01%	(0.04)%	(0.03)%

Selected average balances:
Securities	$370,582	$291,333	$361,855	$274,325
Loans, net of unearned income	460,672	466,971	462,040	459,091
Total assets	1,005,041	893,720	992,940	866,222
Total deposits	894,757	782,381	879,063	758,215
Total stockholders’ equity	$104,591	$104,820	$106,729	$102,190
Selected period end balances:
Securities	$384,865	$302,193	$384,865	$302,193
Loans, net of unearned income	456,984	464,274	456,984	464,274
Allowance for loan losses	5,107	5,308	5,107	5,308
Total assets	1,036,232	942,887	1,036,232	942,887
Total deposits	923,462	829,810	923,462	829,810
Total stockholders’ equity	$106,043	$105,299	$106,043	$105,299

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net interest income, as reported (GAAP)	$5,975	$6,070	$11,912	$12,282
Tax-equivalent adjustment	118	127	238	247
Net interest income (tax-equivalent)	$6,093	$6,197	$12,150	$12,529